EXHIBIT 10.42

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

TRANSPOSITIONAL MODULATION

 TECHNOLOGY

LICENSING AGREEMENT

BETWEEN

COMSOVEREIGN HOLDING CORP. as Licensee

 A Nevada Corporation

AND

TM IP HOLDINGS, LLC as Licensor

An Arizona Limited Liability Company

AND

TM TECHNOLOGIES, INC.

the Interested-Party

 A Delaware Corporation

Party Details

Licensee

Name:	COMSovereign Holding Corp.

State Organized:	Nevada

Address:	5000 Quorum Drive STE 400, Dallas, TX 75254

Contact Person:	Dr. Dustin McIntire

Phone Number:	On file

Email Address:	DMcIntire@COMSovereign.com

Licensor

Name:	TM IP HOLDINGS, LLC

State Organized:	Arizona

Address:	6969 E. Sunrise Drive, Suite 100, Tucson, AZ 85750 USA

Contact Person:	Daniel Hodges

Phone Number:	520-512-5299

Email Address:	DHodges@TMTechnologies.com

i

13.	Technology Warranty		12
	13.1	Limited Warranty
	13.2	Developed Technology Warranty
14.	Support		12
	14.1	Responsibility for Support	12
15.	Customer Integration		12
	15.1	Licensor to Assist with Customer Integration	12
	15.2	Payment for Integration	12
16.	Insurance		13
	16.1	Insurance Policies and requirements	13
17.	Intellectual Property Rights		13
18.	Patents		14
	18.1	Scope of Clause	14
	18.2	Warranties	14
	18.3	Indemnities	15
	18.4	Failure to grant or subsequent revocation of patent	16
	18.5	Patent infringement	16
19.	Termination		17
	19.1	No termination by Licensor without cause.	17
	19.2	Termination for default	17
	19.3	Consequences of termination for default	17
	Upon termination of this Agreement for any reason whatsoever:
	19.4	Survival of rights and obligations	18
20.	Other Obligations		18
	20.1	Notification of Conflict of Interest	18
	20.2	Records	18
21.	Confidential Information		18
	21.1	Confidentiality Obligations	18
	21.2	Permitted Disclosures	19
22.	Dispute Resolution		19
	22.1	Application of procedure	19
	22.2	Discussions between the parties	19
	22.3	Referral to a Panel / Executive Panel	19
	22.4	Procedure	20
	22.5	Condition precedent to litigation	20
	22.6	Performance of obligations pending resolution of dispute	20

ii

23.	Notices		20
	23.1	Notice requirements	20
	23.2	Official Notices	20
	23.3	Deemed receipt	21
24.	Assignment and Subcontracting		21
	24.1	Assignment	21
	24.2	Assignment of Technology or Intellectual Property	21
25.	Force Majeure		21
26.	General		22
	26.1	Relationship between the Licensor and the Licensee	22
	26.2	Further Assurance; Interested-Party’s Consent and Assurances	22
	26.3	Amendment	22
	26.4	Waivers	23
	26.5	Set off	23
	26.6	Costs and expenses	23
	26.7	Entire Agreement	23
	26.8	Governing law and submission to jurisdiction	23
	26.9	Counterparts	23

iii

Background

A.	The Licensor is a limited liability company that has been organized to serve as an intellectual property holding company for technology that increases information data rates for a given bandwidth using existing infrastructure. This technology is referred to as Transpositional Modulation (TM).

B.	For consideration of a one-time, up-front payment of $ * USD or in-kind consideration via engineering services, and future Royalty Payments as set forth and defined herein, the Licensor wishes to grant the Licensee, an exclusive right to sell, market, manufacture, integrate and further develop the Licensor’s Technology specifically for use in wireless telecommunications radio equipment.

C.	The Licensor warrants and represents that it shall grant additional identical rights in TM related intellectual property to Licensee during the term if, and as, it develops further related technology.

Provisions

1.	Definitions and Interpretation

1.1	Definitions

The following words have these meanings in this Agreement unless the contrary intention appears:

Agreement means this Agreement including any attached Schedules.

Business Day means any day between the hours of usual trading that is not a Saturday, Sunday, a bank holiday or public holiday in the Country, State or Territory where the Licensee has its registered business or, if not incorporated, conducts its business.

Change in Control means for a corporation, a change in:

(a)	control of more than half the voting rights attaching to shares in the corporation; or

(b)	control of more than half the issued shares of the corporation (not counting any share which carries no right to participate beyond a specified amount in the distribution of either profit or capital).

Confidential Information of a party:

(a)	means:

(i)	the terms of this Agreement; and

(ii)	all information, know-how, ideas, concepts, technology, manufacturing processes, industrial, marketing and commercial knowledge of a confidential nature (whether in tangible or intangible form) relating to or developed in connection with or in support of the business of the party

(iii)	which is disclosed, communicated or delivered to, learnt by, or which otherwise comes to the knowledge of or into the possession of the other party under or in connection with this Agreement,

*	Confidential material redacted and filed separately with the Commission.

(b)	but does not include:

(i)	information which is or becomes generally available in the public domain (other than through any breach of confidence);

(ii)	information rightfully received by the other party from a third person who is under no obligation of confidentiality in relation to the information and who has not obtained that information either directly or indirectly as a result of a breach of any duty of confidence owed to the first party; or

(iii)	information which has been independently developed by the other party.

Conflict of Interest means any conflict of interest of any nature including:

(a)	any actual or threatened litigation, proceeding, claim or allegation by a Party, its Related Companies or any of its employees, subcontractors or agents against or in any way involving the other Party;

(b)	any actual or threatened litigation, proceeding, claim or allegation against or in any way involving a Party, its Related Companies or any of its employees, subcontractors or agents, which materially affect in an adverse manner the ability of the other Party to obtain the full benefit of its rights under this Agreement or a Contract;

(c)	any proven or alleged breach or default by a Party of any law, regulation, Agreement, order or award binding on the Party, whether admitted or contested, which may materially affect in an adverse manner the ability of the other Party to obtain the full benefit of its rights under this Agreement or a Contract;

(d)	any Insolvency Event in relation to a Party; or

(e)	the supply or proposed supply of services to or from a person in a manner or to an extent that may:

(i)	adversely affect the a Party’s ability to compete in a market; or

(ii)	prejudice or be likely to prejudice the confidentiality or privacy of any of a Party’s Confidential Information.

Customer Integration means customizing the Products or Technology to allow a customer of the Licensee to gain full benefit of a Product or the Technology, including, but not limited to:

(f)	ensuring Product or Technology compliance with any and all local standards or Legislative Requirements, including electrical, safety and environmental and certification standards, as required by any authority in any Country, State or Territory;

(g)	ensuring that a Product or Technology is compatible with the customer’s software and hardware systems; and

(h)	ensuring that a Product or Technology meets minimum requirements as notified by the customer.

Licensee includes any officer, director, agent and/or employee and/or a related body corporate of the Licensee

Documentation means handbooks, information, drawings and other documents or material (whether in written or electronic form) which is otherwise supplied or to be supplied by or on behalf of the Licensee under the Agreement or any Contract.

Engineering Services means design, engineering, integration and testing services for customer and/or country specific requirements.

EFT means electronic transfer of funds to a bank account nominated by the recipient of the funds.

Executive Panel means the panel consisting of the Chief Executive Officer or equivalent of the Licensee and a person holding a position at the same level within the Licensor’s organization, or their respective nominees.

Force Majeure means:

(a)	riot, war, invasion or act of foreign enemies, acts of terrorism, or hostilities;

(b)	ionizing radiation or contamination, radio activity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive, toxic, explosive or other hazardous properties of any explosive assembly or nuclear component;

(c)	pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds; and

(d)	earthquakes, flood, fire or other physical natural disaster, including severe weather conditions.

Hardware means all physical items (including spares) used in connection with this Agreement, including any hardware, equipment, infrastructure and firmware and any Modifications to them, however, excludes any hardware which is not manufactured by a Party or under the direction of a Party.

Insolvency Event means the happening of any of these events:

(a)	an application is made to a court for an order or an order is made that a body corporate be wound up, and the application is not withdrawn, stayed or dismissed within 21 days of being made; or

(b)	an application is made to a court for an order appointing a liquidator or provisional liquidator in respect of a body corporate and the application is not withdrawn, stayed or dismissed within 21 days of being made, or one of them is appointed, whether or not under an order; or

(c)	except to reconstruct or amalgamate while solvent, a body corporate enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them; or

(d)	a body corporate resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to reconstruct or amalgamate while solvent or is otherwise wound up or dissolved; or

(e)	a body corporate is or states that it is insolvent; or

(f)	a body corporate takes any step to obtain protection or is granted protection from its creditors, under any applicable Legislation or an administrator is appointed to a body corporate; or

(g)	a person becomes an insolvent under administration as defined in the US Bankruptcy Code or action is taken which could result in that event; or

(h)	anything analogous or having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction.

Insurance Policies has the meaning given in Clause 15 (Insurance).

Intellectual Property includes but not limited to:

(a)	inventions, discoveries and novel designs, whether or not registered or registrable as patents or designs, including developments or improvements of equipment, products, technology, processes, methods or techniques;

(b)	copyright (including future copyright) throughout the world in all literary works, artistic works, computer Software, and any other works or subject matter in which copyright subsists and may in the future subsist;

(c)	confidential information and trade secrets;

(d)	trade and service marks (whether registered or unregistered), business names, trade names, domain names, logos and get-up;

(e)	proprietary rights under the applicable U.S. Code, and

(f)	specifically includes those patents identified in Annexure A to this Agreement

Interested-Party means TM Technologies, Inc. (a Delaware Corporation).

Legislation means acts, ordinances, regulations, rules, by-laws, orders, awards, proclamations and subordinate legislation.

Legislative Requirements includes:

(a)	Legislation having effect from time to time in the jurisdiction where any part of this Agreement will be performed; and

(b)	certificates, Licenses, consents, permits, approvals, determinations requirements and directions issued or required from time to time by organisations having jurisdiction in connection with the performance of this Agreement.

Level 1 Support means basic level technical support for the Technology and includes basic troubleshooting methods such as resolving username and password problems, reinstalling Software, verification of correct Hardware and Software set up, and assistance with basic functionality of the Software and/or Hardware.

Level 2 Support means technical support that goes beyond the capabilities of Level 1 Support and includes onsite training, installation or replacement of Hardware and/or Software, Software repair, diagnostic testing, and the utilization of remote tools to take over the customer’s machine for the purpose of troubleshooting and resolving the problem.

Level 3 Support means technical support for problems that cannot be solved by Level 1 or Level 2 Support and includes repairs to Software source code or inherent problems with Hardware, or requires reengineering of the technology to solve the problems in either Software or Hardware but does not include addition of new capabilities or functionalities.

Marketing Material includes all present and future promotional and advertising materials, Technology data sheets, sizing guides/tools, sales aids, sales brochures, orderable parts lists, shipping dimensions and weight lists, case studies, white papers, customer testimonials, customer success stories and Technology awards and other related materials.

Official Notice means a written notice, approval, consent, request or demand expressly required under this Agreement.

Quarter means a 3-month period ending on the last day of March, June, September and December

Panel means the panel established in accordance with Clause 21.3(a) (Referral to a Panel/Executive Panel) which shall consist of a nominated senior representative of each of the Licensor and the Licensee.

Party means a party to this Agreement and includes any officer, director, agent and/or employee and/or a related body corporate of the Party;

Patent means all those patents existing in the ownership name of, or under the full control of, Licensor, as well as any other patents which are or become registered in the Licensor’s name or which the Licensor is or becomes in any way Licensed or authorized to deal with.

Product means any commercialized item which is developed or manufactured by the Licensee, or with the Licensee’s authority, pursuant to this Agreement, and includes any Product which is based on or in any way incorporates the Technology.

Technology means any Intellectual Property, products, technology or other thing that is developed, marketed, Licensed to, licensed by or sold by the Licensor in its ordinary course of business, and includes:

(a)	software and any documentation or packaging, labelling, marketing or promotional material associated with the Technology;

(b)	hardware;

(c)	the Patents;

(d)	any component or part of the Technology; and

(e)	maintenance, support and training relating to the Technology.

Representative means, in respect of a party, any person acting for or on behalf of the party and includes any director, officer, employee, contractor or professional adviser of the party. However, the Licensee is not a Representative of the Licensor.

Royalty means an amount equating to [*]% of the gross profits of the Licensee from the sale or license of Products incorporating and using the Technology, payable to TM Technologies, Inc., the Interested-Party

Software means any program, data or databases (in any material form) supplied or to be supplied by or on behalf of the Licensor to the Licensee under this Agreement and any Modifications to them.

Licensor includes any officer, director, agent and/or employee and/or any of the following entities:

(a)	the Licensor;

(b)	a related body corporate of the Licensor;

(c)	recipient of the Licensee goods and services.

Taxes means all taxes including sales taxes, excise duty, stamp duties, custom duties, payroll taxes, government duties, charges and fees, other than income tax and gross sales tax.

Territory means the entire world where it is legal for U.S. companies and individuals to conduct business operations, exclusive of sales to the U.S. federal government, its agencies or representatives for the benefit of the U.S. government.

Term means the term of this Agreement calculated in accordance with Clause 2.

Third Party means a person who is not a Party to this Agreement.

Third Party Claims means any actual, threatened or potential claim, demand, proceeding, suit, objection or other challenge:

(a)	affecting the Licensee’s ownership of the Intellectual Property Rights in the Territory of the Technology or Engineering Services; or

(b)	that the manufacture, importation, sale, hire, supply, offering for sale, hire, supply or other use of the Technology or Engineering Services infringes or may infringe the Intellectual Property Rights of a Third Party.

1.2	Interpretation

(a)	where any word or phrase is given a defined meaning any other part of speech or other grammatical form of that word or phrase has a corresponding meaning;

(b)	headings are inserted for convenience and do not affect the interpretation of this Agreement;

(c)	a reference to a Clause, paragraph, schedule or annexure is to a Clause or paragraph of, or schedule or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to USD, dollar or $ is to United States currency;

(f)	a reference to a party is to a party to this Agreement, and a reference to a party to this or any other document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(g)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(h)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(k)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it;

(l)	Any reference to time shall be the time in Arizona (UTC – 7), USA; and

(m)	An agreement on the part of, or in favour of, two or more persons binds or is for the benefit of them jointly and severally.

2.	Term of Agreement

This Agreement commences on the date of this Agreement and continues for an initial period of 5 years, is exclusive for a period of 6 months from the date hereof, and is automatically renewable for subsequent 2-year renewal terms, or until it is terminated in accordance with the provisions of this Agreement.

3.	Appointment and Production Rights

In consideration for the payment of the Royalty, as set out in Clause 9, the Licensor grants the Licensee the following:

(a)	A technology License to enjoy, commercialize and exploit the Intellectual Property of the Licensor including the right to manufacture, have manufactured, use, market and sell Products in the Territory for the direct or indirect benefit of Licensee customers during the Term;

(b)	The right to further improve or enhance Technology and to enjoy, commercialize and exploit such Technology including the right to manufacture, have manufactured, use, market and sell the Technology in the Territory for the Term;

(c)	A commitment by the Licensor that it shall provide all assistance reasonably necessary to enable the Licensee to obtain full benefit of the License granted under this Clause; and

(d)	The right to appoint Third Parties to produce and manufacture the Products subject to written consent by Licensor, which consent shall not unreasonably withheld.

4.	Exclusivity

For a period of 6-months from the date hereof, the Licensor agrees:

(a)	Not to license any other person to use the Intellectual Property of the Licensor in any way for the direct or indirect benefit of any user in the Territory during the Term;

(b)	To use all reasonable measures not to allow any person other than the Licensee to market, sell or otherwise supply Products in the Territory for the direct or indirect benefit of any user during the Term; and

(c)	Not to sell or market Products in the Territory for the direct or indirect benefit of any user.

5.	Target Performance Requirements

No Guarantee

The Licensee does not guarantee a minimum Royalty to the Licensor or Interested-Party (TM Technologies, Inc.) until the end of two years from the date of this agreement, at which time the minimum royalty shall become $ * USD, and remain at least that amount per year thereafter.

6.	Exploitation of License

6.1	Exploitation of License

The Licensee, at its expense, must use its commercially reasonable efforts to commercialize and exploit the Intellectual Property of the Licensor and to manufacture, have manufactured, use, market and sell the Products for the purpose of such commercialization and exploitation. These efforts are strictly and solely for the specified Territory for the direct or indirect benefit of Licensee customers under this Agreement.

7.	Transfer of Technology

7.1	Initial Technology

Within 28 days from the date of this Agreement the Licensor shall supply to the Licensee all things necessary for the Licensee to exercise its rights under Clause 3, including, but not limited to:

(a)	Copies of all Patents, including related documentation;

(b)	Developer documentation and specification materials;

(c)	All designs, files, software, firmware, source code, object code, mask works, design tools and other technical material under the control of Licensor and/or Interested Party necessary for Licensee to commercialize the rights licensed to Licensee hereunder; and

(d)	Such other technical resources, including people, technology and certification knowledge for the Territory as the Parties agree are reasonably necessary for the purposes of this Agreement.

7.2	Future Technology

Licensor shall promptly supply to the Licensee all things of the nature described in Clause 7.1 necessary for Licensee to commercialize the rights licensed to Licensee hereunder.

*	Confidential material redacted and filed separately with the Commission.

7.3	Ongoing Support

For the Term of this Agreement the Licensor must at its own expense, except as otherwise provided by this Agreement, in good faith promptly and regularly supply to the Licensee assistance, within thirty (30) days of a request for same, or such shorter period where a more immediate response is reasonably necessary in the opinion of the Licensee including (but without limitation):

(a)	advice on the technical characteristics of the Technology and potential processes used to manufacture the Products;

(b)	operating manuals relating to special tools, machinery and other equipment suitable for use in the manufacture of the Product to ensure the full exploitation of the License granted under this Agreement; and

(c)	except where prohibited by US Federal Laws, regulations or mandates, all details of all Licensor’s Intellectual Property and other developments in the Licensor’s Intellectual Property which become known to, owned by or Licensed to the Licensor including (but without limitation) general information concerning the commercialization of the Technology and manufacture of the Product and the use of the Intellectual Property and all changes in Intellectual Property previously supplied.

7.4	Provision of Personnel

At the reasonable request of the Licensee the Licensor will provide personnel at nominated production facilities of the Licensee for a period of two (2) weeks, or such other period as is agreed between the Parties. All reasonable and proper expenses incurred by the Licensor’s personnel in dealing with each such request, including transportation and accommodation, are to be paid by the Licensee.

7.5	Access to Licensor’s Premises

Except where prohibited by US Federal Laws, regulations or mandates, representatives of the Licensee (who must first have signed a confidentiality agreement in terms reasonably required by the Licensor) can visit the premises of the Licensor for the purpose of obtaining full particulars and technical assistance in the application of information and data to be disclosed pursuant to this Agreement. Each Party must pay and bear all expenses incurred by its representatives making such visits and is responsible for loss or damage resulting from injury or death to its representatives during such visits unless caused by the negligence of the other party; and agrees to indemnify the other party against any such loss or damage.

8.	Appointment of Resellers and Channel Partners

NOT EFFECTIVE THIS SECTION

9.	Royalties and License Royalties

9.1	(a)	In consideration of the Licenses and rights granted under this Agreement the Licensee must pay the Royalty to the Interested-Party:

(b)	The Royalty must be computed at the end of each Quarter.

(c)	If this Agreement is terminated for any reason during a Quarter then, for the purpose of this Clause, the date of termination is the end of that current quarter.

(d)	The Licensee must pay the Royalty for each Quarter free of all taxes or charges within 30 days of the end of the Quarter.

(e)	Royalties referred to in this Clause are exclusive of gross sales tax.

(f)	The Licensee must notify the Interested-Party with each quarterly payment of the Royalty of:

i.	the number of Products manufactured and/or sold during the Quarter.

ii.	the net profit of each of the Products sold during the Quarter.

iii.	the manner in which the net profit is calculated including discounts, transportation charges, purchasing costs, insurance and taxes.

9.2	(a)	In consideration of Licensee total specific product development funding and rights granted to Licensor under this Agreement, Licensor shall pay the Licensee Royalty, if any, to Licensee:

(b)	The Licensee Royalty must be computed at the end of each Quarter.

(c)	If this Agreement is terminated for any reason during a Quarter then, for the purpose of this Clause, the date of termination is the end of that current quarter.

(d)	Licensor must pay the Licensee Royalty for each Quarter free of all taxes or charges within thirty (30) days of the end of the Quarter.

(e)	Licensee Royalties referred to in this Clause are exclusive of gross sales tax.

(f)	TMT must notify Licensee with any quarterly payment of the Licensee Royalty of:

(i)	the number of Funded Products sold during the Quarter.

(ii)	the net profit of each of the Funded Products sold during the Quarter.

(iii)	the manner in which the net profit is calculated including discounts, transportation charges, purchasing costs, insurance and taxes.

10.	Warranties

Mutual warranties

Each of the parties represents and warrants to the other that:

(a)	it has full power and authority and the legal right to sign and deliver this Agreement, and to perform its obligations;

(b)	this Agreement and the transactions contemplated by it do not contravene its constituent documents or any law, regulation or official directive or any of its obligations or undertakings;

(c)	this Agreement has been duly signed and delivered on its behalf;

(d)	the obligations undertaken by it in this Agreement are enforceable against it in accordance with the terms; and

(e)	its officers and representatives described in this Agreement or nominated under this Agreement have the authority to act for and on behalf of it in relation to the matters within their authority under this Agreement, unless the party notifies the other party to the contrary.

11.	Liability and Indemnity

11.1	Consequential loss

Without prejudice to any liquidated damages provisions stipulated for delay, non-performance or otherwise, neither party is liable to the other under Agreement, law of tort (including negligence), statute, in equity or otherwise for any kind of indirect or consequential loss or damage arising out of or in connection with this Agreement.

12.	Technology Warranty

The Licensor’s Technology is warranted as being free from defects in material and workmanship.

13.	Support

13.1	Responsibility for Support

(a)	The Licensee shall be responsible for providing Level 1 Support and Level 2 Support for any Products sold or supplied by the Licensee and may appoint a third party to provide the said support.

(b)	The Licensee will attempt to undertake Level 3 Support, however if, in its sole opinion it, or any Third Party, is incapable of doing so then the Licensor agrees to provide such support. In consideration for this the Licensee will pay to the Licensor an amount equal to the Licensor’s reasonable costs of providing the support. Such amount will be paid within 30 days of the provision of such support.

14.	Customer Integration

14.1	Licensor to Assist with Customer Integration

As and when reasonably required by the Licensee, the Licensor shall provide any and all assistance requested by the Licensee to enable Customer Integration. Such assistance will include integration to the standards or specifications as notified to the Licensor by the Licensee.

14.2	Payment for Integration

In consideration of Clause 14.1 the Licensee will pay to the Licensor an amount equal to all reasonable costs incurred by the Licensor in complying with Clause 14.1. Such amount will be paid within 30 days of the successful integration of the Technology or Products into the systems of the Reseller, Channel Partner or customer.

15.	Insurance

15.1	Insurance Policies and requirements

The Licensee and the Licensor may (where applicable), at their sole discretion, and at their own cost, take out and maintain during the term of this Agreement:

(a)	the following policies:

(i)	professional indemnity insurance;

(ii)	public liability insurance;

(iii)	product liability insurance; and

(b)	workers compensation insurance as per statutory requirements, all collectively (the “Insurance Policies”) in respect of liability or loss which may be incurred or suffered in connection with the performance or purported performance of the Licensee’s and the Licensor’s (where applicable) obligations under this Agreement.

16.	Intellectual Property Rights

(a)	The Licensee recognizes that all Intellectual Property existing as of the date of this agreement, including the trademarks, registered designs, patents, trade secrets and copyrights used on or in relation to the Technology are the property of the Licensor.

(b)	The Licensee will, to the best of its ability, not do or permit to be done any act or thing which might in any way impair the goodwill or other rights of the Licensor in its Intellectual Property, or which might otherwise prejudice or damage the reputation of the Licensor’s Intellectual Property.

(c)	Each party will promptly give written notice to the other party of all acts of unfair competition, passing off or infringement of the Licensor’s Intellectual Property that come to either party’s knowledge.

(d)	The Licensor grants to the Licensee an unlimited License to affix and use the Licensor’s Intellectual Property in the Territory on and in connection with the marketing and sale of the Products to Licensee customers subject to the terms and conditions of this Agreement, and during the term of this Agreement.

(e)	The Licensor warrants to the Licensee that the Licensor has full right, power and authority to License the Licensee to use the Licensor’s Intellectual Property in the Territory for the direct and/or indirect benefit of non-U.S. government users and that the use by the Licensee of the Licensor’s Intellectual Property hereunder in the Territory for the direct and/or indirect benefit of such users will not infringe the rights of any third party in the Territory. The Licensor further warrants to the Licensee that the Licensor will do all such acts and things as may be necessary to maintain and keep on foot any registrations in relation to the Licensor’s Intellectual Property in the Territory.

(f)	If at any time during the Term the Licensee becomes aware that an infringement of the Licensor’s Intellectual Property is occurring or about to occur the Licensee will forthwith notify the Licensor of the facts relating to such. The Licensor will then take such action, in its sole discretion, as it deems necessary to protect the Trademarks and the Licensee will render to the Licensor all possible assistance including, when necessary, joining with the Licensor in any legal proceedings. The Licensor will bear the expense of all proceedings and will retain any costs and damages resulting therefrom. In that event the Licensee will not take any action with regard to such infringement nor suspect an infringement without the prior consent of the Licensor.

(g)	Should the Licensor in its discretion decide, within 60-days of notice by Licensee of adverse condition, not to commence legal proceedings in respect of the Trademarks infringement then the Licensee may at its own expense commence such proceedings, if necessary in the name of the Licensor.

(h)	Any party commencing proceedings will conduct the same with due diligence and will not abandon the same or any right of appeal without first giving the other party the right to take over their conduct. Any costs and damages hereunder will accrue to the party having final conduct of the proceedings.

17.	Patents

17.1	Scope of Clause

Without in any way limiting the rights, terms and conditions contained in Clause 16, this Clause 17 applies specifically to any Patents that are the subject of this Agreement.

17.2	Warranties

(a)	the Licensor has and for the duration of this Agreement will continue to have full right and title to the Patents as necessary for Licensee to commercialize the Technology within the Territory for the direct and/or indirect benefit of its intended customers and users;

(b)	the Licensor is entitled to make all patent applications which it has made, and no invention which is the subject of any such application is part of the state of the art in the part of the Territory where the application is filed;

(c)	all patent applications comprised in the Patents have been made in the prescribed form and in the prescribed manner;

(d)	the Patents include all patents or applications for a patent made, owned by or registered in the name of the Licensor or to which the Licensor is beneficially entitled which are or may be material to the Technology;

(e)	the use and License for use by the Licensee of the Patents do not infringe any patent, trade mark, registered design, copyright or similar or other industrial commercial property rights of any person, nor give rise to payment by the Licensee of any royalty to any third party or to any liability to pay compensation;

(f)	all designs, specifications, plans, drawings supplied to the Licensee by the Licensor will be to the best of the knowledge and belief of the Licensor true, accurate, reliable and up-to-date; and

(g)	the Licensor will use its best endeavors to obtain the grant of a patent pursuant to each application made at the date of this Agreement and made in respect of any of the Patents or any patentable Licensor’s Intellectual Property in any jurisdiction in the Territory, and (without prejudice to the foregoing) will at its own expense:

(i)	procure publication;

(ii)	to the extent that it has not already done so, make requests to the relevant patent authority in the prescribed form for a preliminary examination and search and pay the prescribed fee;

(iii)	request the relevant patent authority to make a substantive examination and pay the prescribed fee;

(iv)	so far as may be required make observations and amend the application;

(v)	in respect of the Patents pay all renewal fees necessary to keep such Patents in force, each such payment to be effected not later than seven days before the last date and upon demand produce to the Licensee each renewal certificate; and

(vi)	notify the Licensee of any withdrawal of or amendment to any application and if any application is treated as refused.

17.3	Indemnities

The Parties indemnify each other against any losses, costs, actions, claims, demands, expenses, judgments, court orders or other liabilities arising directly or indirectly out of or in connection with:

(a)	any breach by a non-breaching Party of any of the representations, warranties or undertakings contained in this Clause;

(b)	any claim made or threatened, whether by legal proceedings or otherwise, against the other Party by a third party on the ground that, by virtue of rights to which such third party lays claim under letters patent or copyright (whether registered as a design or not) or any other similar right or claim including (but without limitation) rights arising from the disclosure under cover of confidence, such third party is entitled to prevent or interfere with the free use of any or all of the Patents or Trade Secrets by a Party pursuant to this Agreement; or

(c)	any claim against the other Party by its customer in respect of any similar loss or injury and court fees and expenses of damages and costs and loss or injury suffered by compliance with an injunction on the part of such customer.

17.4	Failure to grant or subsequent revocation of patent

In the event that no exclusivity exists due to the refusal to grant the patent applications or subsequent invalidity, revocation or expiration of Patents in any part of the Territory which affects the profitability of any of the Licensee of the manufacture, use or sale of Product, then:

(a)	the Royalty payable to TM Technologies, Inc. arising from the country or countries so affected by the loss of exclusivity consequent upon the refusal to grant or subsequent revocation or declaration of invalidity of the relevant Patents, is reduced with effect from the decision of the relevant patent authority (or the equivalent in the relevant part(s) of the Territory) or, as the case may be, the Court of first instance, by fifty per cent (50%) such Royalty to be payable in the event of a court order against which no party has appealed declaring the relevant patents valid or (as the case may be) granting the relevant patent; and/or

(b)	the parties agree to a lesser proportion of Royalties to be payable to the Interested-Party from such country or countries in the event that the Licensee must demonstrate good and sufficient reason for such reduction.

17.5	Patent infringement

(a)	The Licensor appoints and constitutes the Licensee, its non-exclusive agent during the Term of this Agreement, to assert from time to time in the name of and for the account of the Licensor but for the benefit of and at the expense of the Licensee whatever claims and rights the Licensor may have arising from any actual or apparent infringement of the Patents within the Territory. The Licensee, in its sole discretion, may assert and enforce all such claims and rights and institute and prosecute an action against such infringement, or assign such claims to the Licensor to assert and enforce all such claims and rights and institute and prosecute an action against such infringement.

(b)	In the event the Licensee asserts a claim or institutes an action as a result of an actual or apparent infringement of the Patents, the Licensee must immediately notify the Licensor.

(c)	The Licensor must, if required by the Licensee and if necessary for the purposes of this Clause, lend its name and otherwise do all acts and things the Licensee may reasonably require to assist in performing its obligations under this Clause.

(d)	The Licensee must keep the Licensor indemnified from and against all loss, costs and damage suffered or incurred by the Licensor arising out of the Licensee exercising its powers and performing its obligations under this Clause.

(e)	The proceeds from any judgment or settlement made by the Licensee in any action brought by it pursuant to this Clause must be used to reimburse the Licensor for all expenses incurred by it in assisting the Licensee in prosecuting the action, and to pay the Licensee’s costs and expenses incurred in such prosecution, and the remainder are the Licensee’s.

The Licensor must execute all documents and do all things reasonably necessary to aid and co-operate in the prosecution of any action brought by the Licensee pursuant to this Clause.

18.	Termination

18.1	No termination by Licensor without cause.

The Licensee or Licensor may not terminate this Agreement without cause in whole or in part.

18.2	Termination for default

Either party may, without prejudice to any other rights and remedies it may have under this Agreement or at law, immediately terminate this Agreement in whole or in part by notice in writing to the defaulting party, if:

(a)	the defaulting party is in material breach of any of its material obligations under this Agreement and:

(i)	the breach is not capable of remedy; or

(ii)	if the failure or breach (as the case may be) is capable of remedy, the defaulting party has failed to rectify that failure or breach (as the case may be) within 30 days after receipt of written notice or such other period agreed between the parties in writing;

(b)	an Insolvency Event occurs which materially impairs the ability of Licensor or Licensee, or any successor thereto, to substantially perform the respective obligations of each such party under this Agreement; or

(c)	an event of Force Majeure which materially impairs the ability of Licensor or Licensee, or any successor thereto, to substantially perform the respective obligations of each such party under this Agreement has continued for more than 180 Days.

18.3	Consequences of termination for default

Upon termination of this Agreement for any reason whatsoever:

(a)	The Licensee must deliver up to the Licensor all technical manuals, advertising materials and brochures in respect of the Technology in its possession or under its control, or in the possession or under the control of its servants or agents;

(b)	The Licensee has no further rights to manufacture and sell the Products and Technologies;

(c)	the provisions of Clause 9 continue to bind the parties until all Royalties and Licensee Royalties payable under this Agreement are paid.

(d)	The termination of this Agreement must not affect any right of action which may have accrued to either party in respect of any breach prior to the date of such termination.

(e)	Upon the termination of this Agreement the Licensee is entitled to complete all contracts already entered into for manufacture and/or sale of Products and to the extent necessary use the Licensor’s Intellectual Property.

18.4	Survival of rights and obligations

The expiry or termination of this Agreement does not affect:

(a)	any rights of the parties which may have accrued before the date of expiry or termination; or

(b)	the rights and obligations of the parties under Clauses 9.1 (solely with respect to Licensee’s ownership and license to Licensor of intellectual property developed by Licensee, 10 (Warranties), 11 (Liability and Indemnity), 16 (Intellectual Property Rights), 18 (Termination), 20 (Confidential Information) and 21 (Dispute Resolution) and of these terms and any other Clauses which are expressed to survive termination or expiry of this Agreement.

19.	Other Obligations

19.1	Notification of Conflict of Interest

If a Conflict of Interest or risk of Conflict of Interest arises, a Party will notify the other Party immediately of the nature and extent of that Conflict of Interest or risk of Conflict of Interest.

19.2	Records

Each Party will keep full and proper books of accounts and records relating to the performance of this Agreement during the term of this Agreement and for seven years after the termination or expiry of this Agreement.

20.	Confidential Information

20.1	Confidentiality Obligations

The Licensor and the Licensee each acknowledge and agree that each of them will:

(a)	take all action reasonably necessary to maintain the confidentiality of the other party's Confidential Information;

(b)	not disclose the other party's Confidential Information to any person except as permitted under this Clause; and

(c)	use or reproduce the other party's Confidential Information only for the purposes of this Agreement.

20.2	Permitted Disclosures

The Licensor or the Licensee (Disclosing Party) may disclose the Confidential Information of the other party:

(a)	to a Representative of the Disclosing Party or Licensor who needs to know the Confidential Information for the purposes of this Agreement and subject to the Disclosing Party taking reasonable steps to ensure that any such Representative is fully aware of the confidential nature of the Confidential Information of the other party before the disclosure is made;

(b)	which is required to be disclosed by law or by the listing rules of any stock exchange where the party’s securities are listed or quoted, provided that the Disclosing Party has:

(i)	given the other party prior notice where practicable; and

(ii)	provided all assistance and co-operation which the other party reasonably considers necessary for that purpose;

(c)	in respect of which the other party has given its consent to disclosure or use, which consent may be given or withheld in its absolute discretion; or

(d)	as permitted by any other provision of this Agreement.

21.	Dispute Resolution

21.1	Application of procedure

Each of the parties shall use their reasonable endeavours to co-operatively resolve a dispute.

21.2	Discussions between the parties

If a dispute arises, the dispute shall be referred to the Licensee Representative and the Licensor Representative for resolution.

21.3	Referral to a Panel / Executive Panel

(a)	If the dispute is not resolved by the Licensee’s Representative and the Licensor’s Representative within 5 Business Days, the dispute shall be referred to a Panel for resolution. Each party shall nominate a representative for the Panel within 5 days of the referral to the Panel.

(b)	If the dispute is not resolved by the Panel within 10 Business Days of such referral, the Panel shall within 3 Business Days refer the dispute for resolution to the Executive Panel.

(c)	If the dispute is not resolved by the Executive Panel within 10 days of such referral, either party may commence mediation or, should mediation not result in a resolution to the dispute, legal proceedings.

21.4	Procedure

(a)	The Panel and the Executive Panel shall determine their own procedures for the resolution of the dispute.

(b)	Decisions of the Panel or the Executive Panel may only be made by unanimous Agreement of the members of the Panel or the Executive Panel, as the case may be.

(c)	Any decision of the Panel or the Executive Panel shall be binding on the parties.

21.5	Condition precedent to litigation

Neither party shall commence legal proceedings unless the parties have undertaken the discussions and referral to a Panel and Executive Panel in accordance with this Clause and those processes have failed to resolve the dispute.

21.6	Performance of obligations pending resolution of dispute

(a)	Prior to the resolution of a dispute, the parties shall continue to perform their respective obligations under this Agreement to the extent that those obligations are not the subject matter of the dispute.

(b)	Nothing in this Clause shall prevent a party from choosing to perform an obligation that is the subject matter of the dispute.

22.	Notices

22.1	Notice requirements

A notice will be in writing and will be deemed to have been given and received if:

(a)	left at the address of the addressee or sent by prepaid ordinary post (airmail if posted to or from a place outside the USA) to the address of the addressee set out on the front page of this Agreement, or if the addressee notifies another address then to that address;

(b)	sent by facsimile to the facsimile number of the addressee which is set out in the front page of this Agreement, or if the addressee notifies another facsimile number then to that facsimile number; or

(c)	e-mailed to the e-mail address of the addressee set out on the front page of this Agreement, or if the addressee notifies another e-mail address then to that e-mail address.

22.2	Official Notices

(a)	An Official Notice will be in writing and will be deemed to have been given and received if it complies with the notice requirements for mail or facsimile.

(b)	An Official Notice cannot be sent by email.

22.3	Deemed receipt

(a)	In the case of a letter sent by post, unless there is evidence to the contrary, the letter is taken to be received on the third (or seventh, if posted to or from a place outside the USA) day after posting.

(b)	In the case of a facsimile, production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purpose of this Clause shall be prima facie evidence that the facsimile has been received.

(c)	In the case of an e-mail:

(i)	production of a delivery notification statement from the computer from which the e-mail was sent which indicates that the e-mail was sent in its entirety to the e-mail address of the recipient shall be prima facie evidence that the e-mail has been received;

(ii)	where there is no delivery notification statement from the computer from which the e-mail was sent, the date and the time of dispatch of the e-mail shall be prima facie evidence of the date and time that the e-mail was received; and

(iii)	where an “Out of Office” reply or similar response is delivered to the computer from which the e-mail was sent, the e-mail will not be taken to be received and the sender shall use the alternative methods of sending the notice in accordance with this Clause.

23.	Assignment and Subcontracting

23.1	Assignment

The Licensee and/or the Licensor will not, without the other party’s prior written approval (which may not be unreasonably withheld but may be given subject to reasonable conditions), assign this Agreement or any payment or any other right, benefit or interest under them to another person.

23.2	Assignment of Technology or Intellectual Property

The Licensor will not assign its Intellectual Property rights in the Technology to a person who is not a party to this Agreement unless it also assigns its rights and obligations under this agreement to that other person. An assignment of the Licensor’s rights includes, but is not limited to, a Change in Control of the Licensor or a sale of any Intellectual Property rights in the Technology.

24.	Force Majeure

(a)	An obligation of a party under this Agreement will be suspended for the time and to the extent that it is prevented from or delayed in complying with that obligation by an event of Force Majeure.

(b)	A party is not liable to another party for any loss of any kind whatsoever whether directly or indirectly caused or incurred by the other party by reason of any failure or delay in the performance of its obligations under this Agreement which is due to the occurrence of an event of Force Majeure.

25.	General

25.1	Relationship between the Licensor and the Licensee

(a)	Subject to the provisions of this Agreement, the Licensee will ensure that it does not represent itself, and its employees or agents do not represent themselves, as employees or agents of the Licensor.

(b)	The Licensor may, from time to time, by notice in writing, appoint the Licensee as its agent in relation to any activity, matter or thing specified in the notice and to the extent specified in the notice.

(c)	The Licensee will seek the Licensor’s prior written approval to undertake any activity beyond the scope of its appointment under the provisions of paragraph (b).

25.2	Further Assurance; Interested-Party’s Consent and Assurances

Each party will promptly execute all documents and do all things that the other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by them. The parties acknowledge and agree that the Interested-Party possesses certain rights and is bound by certain obligations with respect to the Technology as the result of a license of the Technology from Licensor to Interested-Party and other related agreements by and between Licensor and the Interested-Party. To the extent that the Interested-Party’s consent is required to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by them, the Interested-Party hereby unconditionally grants such consent. To the extent that the Interested-Party’s cooperation is required for Licensor and/or Licensee to perform its respective obligations hereunder, the Interested-Party hereby covenants and agrees that it will provide such cooperation and shall promptly execute all documents and do all things that Licensor and/or Licensee from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by them. The Interested-Party acknowledges and agrees that the foregoing consent and assurances shall have the effect or limiting and/or restricting the license rights of the Interested-Party such that the Interested-Party may not offer, sell, license or otherwise provide products and services incorporating the Technology for the direct or indirect benefit of Limited Users within the Territory.

25.3	Amendment

A provision of, or a right under, this Agreement may not be varied, supplemented or replaced except in writing executed by the parties.

25.4	Waivers

(a)	Except as provided at law or in equity or elsewhere in this Agreement, a provision of, or a right created under, this Agreement may not be waived except in writing by the party granting the waiver.

(b)	A failure by a party to insist upon a strict performance of any of the terms and conditions of this Agreement is not deemed a waiver of any subsequent breach or default of the terms and conditions of this Agreement.

25.5	Set off

Either party may set off or apply any amounts payable by a party to the other party under this Agreement after giving the other party 7-days’ prior written notice of its intention to do this.

25.6	Costs and expenses

(a)	Damages incurred, and liability suffered, by a party covered by indemnification by another party under this Agreement shall include all related costs and other expenses (including reasonable legal fees and expenses).

(b)	Each party will pay its own costs and expenses in relation to the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of this Agreement.

25.7	Entire Agreement

This Agreement constitutes the entire Agreement between the parties concerning the transactions contemplated by them and supersedes all previous negotiations and Agreements concerning this transaction.

25.8	Governing law and submission to jurisdiction

(a)	This Agreement and the transactions contemplated by it will be governed by and construed in accordance with the laws in force in the State of Arizona, United States of America.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of Arizona, United States of America, and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by it.

(c)	Each party waives any right it has to object to an action being brought in those courts including, but not limited to, claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

25.9	Counterparts

This Agreement may be executed in any number of counterparts which, when taken together, shall constitute one instrument.

Signing section

Executed as an agreement on August 3, 2020

Executed for and on behalf of	)
TM TECHNOLOGIES, INC.	)
A Delaware corporation	)
by their duly authorized officer(s):	)

/s/ Daniel Hodges
Daniel Hodges, CEO

Executed for and on behalf of	)
TM IP HOLDINGS, LLC	)
AN ARIZONA COMPANY	)
by their duly authorized officer(s):	)

/s/ Daniel Hodges
Daniel Hodges, CEO

Executed for and on behalf of	)
COMSOVEREIGN HOLDING CORP.	)
A NEVADA corporation	)
by their duly authorized manager(s):	)

/s/ Dustin McIntire
Dr. Dustin McIntire, CTO